UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2018

Calyxt, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38161	27-1967997
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Mount Ridge Road

Roseville, MN 55113-1127

(Address and zip code of principal executive offices)

(651) 683-2807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2018, the Board of Directors (the “Board”) of Calyxt, Inc. (the “Company”) appointed Christopher J. Neugent to serve as a member of the Board, effective immediately. Mr. Neugent, 57, has served as the Executive Vice President of Strategy of Post Holdings, Inc. since July 2018. Prior thereto, he served as President and CEO, Post Consumer Brands, from November 2015 until July 2018. Previously, Mr. Neugent served as the President and Chief Executive Officer of MOM Brands Company since May 2015, when Post acquired MOM Brands Company. From 2001 until the acquisition, Mr. Neugent served in various roles at MOM Brands Company, most recently as Chairman and CEO. Mr. Neugent has served on the Board of Directors of Welch Foods Inc. since February 2016. He holds a Bachelor of Arts degree in economics from Princeton University and completed the Advanced Management Program at the Wharton School of Business. Mr. Neugent has been provided an indemnification agreement and will receive compensation in accordance with the Company’s standard arrangements for non-employee directors.

The Board has determined that Mr. Neugent is an independent director under applicable listing standards and the Company’s governance principles. There are no arrangements or understandings between Mr. Neugent and any other persons pursuant to which Mr. Neugent was named as a director of the Board. Mr. Neugent does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Calyxt, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 17, 2018

CALYXT, INC.

By:	/s/ Dr. Yves J. Ribeill
Name:	Dr. Yves J. Ribeill
Title:	Interim Chief Executive Officer